Exhibit 99.1

NEWS RELEASE

November 2, 2009 - Mr. Mark Burgert of White Rock, British Columbia reports that he has acquired 1,000,000 common shares (the "Acquired Securities") of Insightfulmind Learning, Inc. ("IML").  Mr. Burgert has ownership and control over all of the Acquired Securities.

Prior to the acquisition, IML had 6,771,293 common shares issued and outstanding, of which Mr. Burgert had ownership or control over 1,262,500 common shares or 18.64% of the then issued and outstanding common shares of IML.

After the acquisition, IML had 7,771,293 common shares issued and outstanding, of which Mr. Burgert had ownership or control over 2,262,500 common shares (the "Offeror's Current Holdings") representing 29.11% of the then issued and outstanding common shares of IML.

The Acquired Securities were acquired by Mr. Burgert in a private transaction at a deemed price of US$0.05 (CDN$0.05372, based on the applicable exchange rate (Noon Rate) on November 2, 2009) per share.  Mr Burgert was issued the Acquired Securities by IML in exchange for Mr. Burgert transferring on a tax deferred rollover basis to IML (the "Acquisition") one common share (the "Coronus Share") of Coronus Energy Inc. ("Coronus"), being all the issued and outstanding shares of Coronus, having a deemed value of US$50,000 (CDN$53,720, based on the applicable exchange rate (Noon Rate) on November 2, 2009).  In connection with the Acquisition, IML will further grant (the "Option Grant") to Mr. Burgert an option to acquire 175,000 common shares of IML at a price of US$0.13 per share.

Mr. Burgert is a close business associate of Mr. Jeff Thachuck, President and director of IML.  The Acquired Securities were issued to Mr. Burgert by IML in reliance on the exemption from prospectus requirements under applicable securities regulations available under section 2.5 (1)(e) of National Instrument 45-106 "Prospectus and Registrations Exemptions"

Mr. Burgert acquired, and as set out above will acquire, securities of IML for investment purposes and except as set out above has no present intention to acquire further securities of IML, although Mr. Burgert may in the future acquire or dispose of securities of IML through the market, privately or otherwise, as circumstances or market conditions warrant.

For More Information Contact:

Mark Burgert
mb@legaldeeds.com